EXHIBIT H-1
Proposed Form of Public Notice (Designated as EX-99 for EDGAR purposes
                            Exhibit H-1
                     UNITED STATES OF AMERICA
           before the SECURITIES AND EXCHANGE COMMISSION



PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 Release No. _______


In the Matter of

NATIONAL FUEL GAS COMPANY
10 Lafayette Square
Buffalo, NY  14203

LEIDY HUB, INC.
10 Lafayette Square
Buffalo, NY  14203

(                )


    NOTICE OF PROPOSED ACQUISITION OF AN INTEREST IN A BUSINESS


     National Fuel Gas Company ("National"), a registered holding company, and its wholly-owned subsidiary, Leidy Hub, Inc. ("LHI") have filed an Application-Declaration with this Commission pursuant to Sections 9(a), 10, 11(b), 12(b), 13(b) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), the Gas Related Activities Act of 1990, and Rules 16, 23, 24, 45, 51 and 52 promulgated under the Act.

     National and LHI propose that LHI enter into a purchase agreement whereby LHI will acquire a 29.59184% ownership interest in CanDuCo Company, a Nova Scotia unlimited liability company ("CanDuCo"). CanDuCo will hold a limited partner interest in QuickTrade Canada Limited Partnership, and Alberta Limited Partnership ("QuickTrade Canada"). QuickTrade Canada provides an electronic trading and nomination system that can be accessed via computers for transactions at locations in Canada, as is provided in the United State by QuickTrade L.L.C., a Delaware limited liability company. National and LHI are also seeking authority for National and LHI to make loans to CanDuCo and to guarantee certain obligations of LHI, CanDuCo, Enerchange Canada Inc., an Alberta Corporation and/or QuickTrade Canada to be incurred in connection with CanDuCo's business.

     The Application-Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above.
Proof of service (by Affidavit or, in case of an attorney-at-law, by Certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter.
     After said date, the Application-Declaration, as filed or as it may be amended, may be granted and/or permitted to become effective.
     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                        Jonathan G. Katz
                                        Secretary